Criticare Systems, Inc.
20925 Crossroads Circle Suite 100
Waukesha, WI 53186-4054

Mailing Address:
P.O. Box 26556
Milwaukee, WI 53226

Tel: 262.798.8282
Fax: 262.798.8290

www.csiusa.com

News Release
______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:  Emil Soika, President and CEO—Criticare  (262) 798-8282
                  Joel Knudson, Vice President-Finance—Criticare (262) 798-5335

Criticare Announces that Stockholders Reject BlueLine’s Consent Solicitation

MILWAUKEE—(BUSINESS WIRE)—October 30, 2006—CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that Criticare stockholders rejected all five proposals made by BlueLine Partners, LLC, including its proposal to replace a majority of the current directors with BlueLine’s handpicked nominees. The deadline for submitting to the Company the requisite consents was October 27, 2006.

“We are grateful to our stockholders for their careful consideration of the issues in this consent solicitation and for the support they have shown to the Company in deciding not to support any of BlueLine’s proposals,” said Emil Soika, the Company’s President and Chief Executive Officer. “We leave behind us a process that has been disruptive to the Company, its employees, customers, suppliers and business partners and has come at the cost of very significant management and financial resources. Now we look forward to continuing the implementation of our business strategy, which we believe will deliver improved results for our Company and increased value for our stockholders.”

The Company also disclosed that, in the weeks preceding the October 27 deadline, BlueLine and the Company engaged in discussions intended to end BlueLine’s disruptive and costly solicitation. As part of these discussions, the Company offered BlueLine Board representation, subject to compliance with the Company’s corporate governance policies and procedures, and to BlueLine’s agreeing to reasonable “standstill” and confidentiality restrictions. A mutually acceptable agreement, however, could not be reached. “I regret that the parties were unable to find an amicable solution that would be in the best interests of all of our stockholders and at the same time address BlueLine’s concerns. However, we look forward to a constructive relationship with BlueLine as we continue to carry out our business plan to benefit all stockholders,” said Mr. Soika.

Criticare Systems, Inc. (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements. Such statements refer to the Company’s beliefs and expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described. Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company’s markets. Other risks are set forth in Criticare’s reports and documents filed from time to time with the Securities and Exchange Commission.

2